Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
RadNet, Inc.:

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Commission File Nos. 333-143652, 333-61876, 333-153228 and 333-160100) of RadNet, Inc. of our report dated October 19, 2010, relating to the consolidated and combined balance sheets of Progressive Health, LLC and Affiliates as of December 31, 2009 and 2008, and the related consolidated and combined statements of income and cash flows for the years then ended, which report appears in the Current Report on Form 8-K/A of RadNet, Inc. dated January 7, 2011.

/s/ Tobin & Collins, C.P.A., P.A.

Hackensack, New Jersey
January 7, 2011